Exhibit 99.1

                  McDermott Reports Third Quarter 2006 Results

           Net Income of $101.7 million, $0.89 per fully diluted share

        Bidding success in strong markets leads to record backlog of $8.6 billion

    HOUSTON--(BUSINESS WIRE)--Nov. 2, 2006--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $101.7 million, or $0.89 per diluted share, for the 2006 third quarter, compared to net income of $58.5 million, or $0.53 per diluted share, for the corresponding period in 2005. Weighted average common shares outstanding on a fully diluted basis were approximately
114.2 million and 109.9 million for the quarters ended September 30, 2006 and September 30, 2005, respectively. For 2005, the Company's common shares outstanding and earnings per share are adjusted to reflect the 3-for-2 stock split effected in May 2006.

    McDermott's revenues in the third quarter of 2006 were $1,118.3 million, compared to $498.2 million in the corresponding period in 2005. Operating income was $123.2 million in the 2006 third quarter, compared to $74.2 million in the 2005 third quarter. The increase in revenues and operating income is primarily attributable to the reconsolidation of The Babcock & Wilcox Company's ("B&W") financial results beginning in March 2006. Between February 2000 and February 2006, B&W was deconsolidated from McDermott's financial statements as a result of B&W's asbestos-related reorganization which was completed this year. In addition, the Government Operations segment contributed substantially to the increase in operating income, largely as a result of the previously announced consolidation of its nuclear equipment and nuclear products divisions.

    "Whether it's coal-fired power, oil & gas infrastructure or nuclear activities, the energy markets that McDermott serves continue to be robust," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "Our focus on project execution and financial discipline enabled the Company to convert strong industry activity into solid quarterly results and record backlog."

    At September 30, 2006, McDermott's consolidated backlog was $8.6 billion, compared to $3.2 billion and $3.6 billion, at September 30, 2005 and December 31, 2005, respectively, which did not include backlog from B&W in the 2005 amounts.

    RESULTS OF OPERATIONS

    2006 Third Quarter Compared to 2005 Third Quarter

    Offshore Oil & Gas Construction Segment ("J. Ray")

    Revenues in the Offshore Oil & Gas Construction segment were $440.2 million in the 2006 third quarter, compared to $355.3 million for the same period a year ago. The year-over-year increase in revenues resulted primarily from increased activity in worldwide marine projects, the Middle East region and the Asia Pacific region.

    Segment income for the 2006 third quarter was $57.3 million, compared to $63.8 million in the 2005 third quarter. Major items contributing to operating income in the 2006 third quarter were projects in the Middle East, Asia Pacific and Caspian regions, as well as in worldwide marine. In addition, the 2006 third quarter benefited by approximately $13.1 million primarily related to project close-outs, compared to approximately $36.4 million of benefit in the 2005 third quarter, primarily related to contract change orders and close-outs of substantially completed projects.

    At September 30, 2006, J. Ray's backlog was $4.0 billion, compared to backlog of $1.7 billion and $1.8 billion at September 30, 2005 and December 31, 2005, respectively.

    Power Generation Systems Segment ("B&W")

    Revenues in the Power Generation Systems segment for the third quarter 2006 were $534.1 million. During 2005, B&W was deconsolidated and therefore there were no revenues reported for this segment during the third quarter of 2005.

    Segment income for the 2006 third quarter was $37.0 million, compared to $0.4 million in the 2005 third quarter. The increase in segment income was due to the reconsolidation of B&W beginning in the first quarter 2006.

    At September 30, 2006, B&W's backlog was $3.2 billion and was not consolidated during 2005.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment were $147.3 million in the 2006 third quarter, compared to $143.0 million for the same period a year ago. The increase was primarily due to higher volumes in the manufacture of fuel for research test reactors, fuel development for commercial reactors and the management and operating contract for the Los Alamos National Laboratory which began June 2006.

    Segment income for the 2006 third quarter was $34.6 million, compared to $19.3 million in the 2005 third quarter. The increase was primarily due to cost improvements in BWXT's manufacturing activities, including the recognition of cost savings in the backlog associated with the combination of two prior divisions into the Nuclear Operations Division. In addition, segment income also improved with the increases in commercial nuclear environmental services and the management and operating contract at the Los Alamos National Laboratory.

    At September 30, 2006, BWXT's backlog was $1.4 billion, compared to backlog of $1.5 billion and $1.8 billion at September 30, 2005 and December 31, 2005, respectively.

    Corporate

    Unallocated corporate expenses were $5.8 million in the 2006 third quarter, compared to $9.3 million in the 2005 third quarter. The decrease was primarily related to lower departmental expenses and a reduction in stock based compensation expenses compared to a year ago.

    Other Income and Expense

    The Company's other income for the third quarter of 2006 was $7.5 million, compared to other expense of $5.5 million in the third quarter of 2005. The year-over-year variance is due to a $15.4 million improvement in net interest income/expense resulting from the retirement of substantially all of the Company's debt in June 2006, increased cash balances and the resolution of an open tax matter which increased interest income and reduced the provision for income taxes.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, construction, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that there are adverse changes in the industries in which we operate. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2005.

    Conference Call to Discuss 2006 Third Quarter Earnings Release

    Date: Friday, November 3, 2006, at 10:00 p.m. EST (9:00 a.m. CST)

    Live Webcast: Investor Relations section of Web site at www.mcdermott.com

    Replay: Available for two weeks in the investor relations section of www.mcdermott.com



                    McDERMOTT INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                                         (Unaudited)
                          (In thousands, except per share amounts)

Revenues               $1,118,260    $498,237  $2,812,097  $1,443,846
----------------------------------------------------------------------
Costs and Expenses:
 Cost of operations       901,293     379,922   2,248,592   1,154,183
 (Gain) loss on asset
  disposals and
  impairments - net            28      (3,961)     14,949      (6,501)
 Selling, general and
  administrative
  expenses                104,091      57,063     272,926     154,552
----------------------------------------------------------------------
                        1,005,412     433,024   2,536,467   1,302,234
----------------------------------------------------------------------

Equity in Income of
 Investees                 10,310       8,953      25,197      26,222
----------------------------------------------------------------------

Operating Income          123,158      74,166     300,827     167,834
----------------------------------------------------------------------

Other Income
 (Expense):
 Interest income           16,644       5,396      36,646      13,795
 Interest expense          (4,992)     (9,165)    (22,403)    (27,784)
 IRS interest expense
  adjustment                  421           -      11,011           -
 Increase in estimated
  cost of the B&W
  bankruptcy
  settlement                    -           -           -      (5,887)
 Loss on early
  retirement of debt            -           -     (49,016)          -
 Other income
  (expense) - net          (4,609)     (1,704)    (10,608)      3,874
----------------------------------------------------------------------

                            7,464      (5,473)    (34,370)    (16,002)
----------------------------------------------------------------------

Income from Continuing
 Operations before
 Provision for
 (Benefit from) Income
 Taxes                    130,622      68,693     266,457     151,832

Provision for (Benefit
 from) Income Taxes        28,897       9,955      78,059      (9,171)
----------------------------------------------------------------------


Income from Continuing
 Operations               101,725      58,738     188,398     161,003

Income (Loss) from
 Discontinued
 Operations                     -        (238)     12,894         852
----------------------------------------------------------------------

Net Income               $101,725     $58,500    $201,292    $161,855
----------------------------------------------------------------------

Earnings per Common
 Share:
 Basic:
  Income from
   Continuing
   Operations               $0.93       $0.57       $1.74       $1.58
  Income (Loss) from
   Discontinued
   Operations               $0.00       $0.00       $0.12       $0.01
  Net Income                $0.93       $0.57       $1.86       $1.59
 Diluted:
  Income from
   Continuing
   Operations               $0.89       $0.53       $1.66       $1.49
  Income (Loss) from
   Discontinued
   Operations               $0.00       $0.00       $0.11       $0.01
  Net Income                $0.89       $0.53       $1.77       $1.50
----------------------------------------------------------------------




                    McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                                  (Unaudited; In thousands)

REVENUES
  Offshore Oil and Gas
   Construction          $440,164    $355,342  $1,134,451    $988,531
  Government
   Operations             147,337     142,953     471,816     455,486
  Power Generation
   Systems                534,074           -   1,211,807           -
  Adjustments and
   Eliminations            (3,315)        (58)     (5,977)       (171)
----------------------------------------------------------------------
     TOTAL             $1,118,260    $498,237  $2,812,097  $1,443,846
----------------------------------------------------------------------

 SEGMENT INCOME (LOSS)
  Offshore Oil and Gas
   Construction           $57,320     $63,838    $142,231    $122,045
  Government
   Operations              34,648      19,259      91,773      73,036
  Power Generation
   Systems                 36,965         382      89,750         767
----------------------------------------------------------------------
                          128,933      83,479     323,754     195,848
  Corporate                (5,775)     (9,313)    (22,927)    (28,014)
----------------------------------------------------------------------
     TOTAL               $123,158     $74,166    $300,827    $167,834
----------------------------------------------------------------------

  EQUITY IN INCOME
   (LOSS) OF INVESTEES
   (1)
  Offshore Oil and Gas
   Construction             $(677)     $2,473     $(2,058)     $2,204
  Government
   Operations               6,464       5,869      18,963      22,584
  Power Generation
   Systems                  4,523         611       8,292       1,434
----------------------------------------------------------------------
     TOTAL                $10,310      $8,953     $25,197     $26,222
----------------------------------------------------------------------

  DEPRECIATION &
   AMORTIZATION (1)
  Offshore Oil and Gas
   Construction            $7,511      $6,575     $19,798     $20,309
  Government
   Operations               3,481       3,111      10,093       9,368
  Power Generation
   Systems                  4,908           -      11,446           -
  Corporate                   209         391         726       1,440
----------------------------------------------------------------------
     TOTAL                $16,109     $10,077     $42,063     $31,117
----------------------------------------------------------------------

  CAPITAL EXPENDITURES
  Offshore Oil and Gas
   Construction           $23,613      $6,110     $69,863     $20,960
  Government
   Operations               3,697       4,278      11,122      12,055
  Power Generation
   Systems                  9,878           -      17,985           -
  Corporate                   173           -       2,777         155
----------------------------------------------------------------------
     TOTAL                $37,361     $10,388    $101,747     $33,170
----------------------------------------------------------------------

  BACKLOG
  Offshore Oil and Gas
   Construction        $4,014,670  $1,697,028  $4,014,670  $1,697,028
  Government
   Operations           1,376,701   1,497,649   1,376,701   1,497,649
  Power Generation
   Systems              3,202,147           -   3,202,147           -
----------------------------------------------------------------------
     TOTAL             $8,593,518  $3,194,677  $8,593,518  $3,194,677
----------------------------------------------------------------------

(1) Included in Segment Income (Loss) above.




                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS


                                ASSETS
                                           September 30, December 31,
                                               2006          2005
                                           ------------- -------------
                                            (Unaudited)
                                                 (In thousands)
Current Assets:
  Cash and cash equivalents                    $570,319       $19,263
  Restricted cash and cash equivalents           84,004       152,086
  Investments                                   316,749       384,202
  Accounts receivable - trade, net              574,263       232,236
  Accounts receivable from The Babcock &
   Wilcox Company                                     -         3,778
  Accounts and notes receivable -
   unconsolidated affiliates                     30,316        52,867
  Accounts receivable - other                    57,246        32,982
  Contracts in progress                         253,102        73,732
  Inventories                                    73,601           319
  Deferred income taxes                          76,306        32,131
  Assets held for sale                                -        10,886
  Other current assets                           19,569         8,147
----------------------------------------------------------------------

  Total Current Assets                        2,055,475     1,002,629
----------------------------------------------------------------------

Restricted Cash and Cash Equivalents                  -         2,886
----------------------------------------------------------------------

Property, Plant and Equipment                 1,492,773     1,097,427
  Less accumulated depreciation               1,003,751       779,694
----------------------------------------------------------------------

  Net Property, Plant and Equipment             489,022       317,733
----------------------------------------------------------------------

Investments                                     141,969       116,304
----------------------------------------------------------------------

Goodwill                                         88,801        12,926
----------------------------------------------------------------------

Deferred Income Taxes                           269,067        93,880
----------------------------------------------------------------------

Other Assets                                    467,143       121,928
----------------------------------------------------------------------

  TOTAL                                      $3,511,477    $1,668,286
----------------------------------------------------------------------




            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                           September 30, December 31,
                                               2006          2005
                                           ------------- -------------
                                            (Unaudited)
                                                 (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                               $10,807        $4,250
  Accounts payable                              365,248       110,970
  Accounts payable to The Babcock & Wilcox
   Company                                            -        11,429
  Accrued employee benefits                     136,405        81,196
  Accrued liabilities - other                   249,446       132,932
  Accrued contract cost                          86,044        56,566
  Advance billings on contracts                 989,774       314,467
  Liabilities held for sale                           -         7,182
  U.S. and foreign income taxes payable          34,118        49,696
----------------------------------------------------------------------

     Total Current Liabilities                1,871,842       768,688
----------------------------------------------------------------------

Long-Term Debt                                   15,252       207,861
----------------------------------------------------------------------

Accumulated Postretirement Benefit
 Obligation                                      81,422        25,519
----------------------------------------------------------------------

Self-Insurance                                   81,624        60,989
----------------------------------------------------------------------

Pension Liability                               490,100       311,319
----------------------------------------------------------------------

Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                  660,308       117,990
----------------------------------------------------------------------

Deferred Babcock & Wilcox Company Pension
 Plan Spin-Off                                        -       150,136
----------------------------------------------------------------------

Other Liabilities                                68,288       109,082
----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity (Deficit):
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   113,604,251 at September 30, 2006 and
   110,786,883 at December 31, 2005             113,604       110,787
  Capital in excess of par value              1,205,250     1,146,194
  Accumulated deficit                          (654,614)     (862,931)
  Treasury stock at cost, 3,039,834 shares
   at September 30, 2006 and 3,082,644 at
   December 31, 2005                            (60,704)      (56,496)
  Accumulated other comprehensive loss         (360,895)     (420,852)
----------------------------------------------------------------------

     Total Stockholders' Equity (Deficit)       242,641       (83,298)
----------------------------------------------------------------------

     TOTAL                                   $3,511,477    $1,668,286
----------------------------------------------------------------------




                     McDERMOTT INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Nine Months Ended
                                                    September 30,
                                                  2006        2005
                                               ----------- -----------
                                                     (Unaudited)
                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                       $201,292    $161,855
----------------------------------------------------------------------
  Depreciation and amortization                    42,063      31,117
  Income of investees, less dividends              (9,329)    (12,426)
  (Gain) loss on asset disposals and
   impairments - net                               14,949      (6,501)
  Gain on sale of business                        (13,786)          -
  Provision for (benefit from) deferred taxes     264,681     (49,825)
  Estimated loss on The Babcock & Wilcox
   Company bankruptcy settlement                        -       5,887
  Excess tax benefits from stock-based
   compensation                                   (18,126)          -
  Other                                            20,625       6,844
  Changes in assets and liabilities, net of
   effects of acquisitions and divestitures:
     Accounts receivable                           44,853      (7,926)
     Income taxes receivable                     (236,291)          -
     Net contracts in progress and advance
      billings                                    179,440      67,025
     Accounts payable                              36,401     (18,283)
     Income taxes                                  10,817      13,570
     Accrued and other current liabilities         28,335     (18,081)
     Pension liability                            (14,862)     (3,291)
     Other, net                                     8,603      10,156
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES         559,665     180,121
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                       70,968      33,140
Purchases of property, plant and equipment       (101,747)    (33,170)
Purchases of available-for-sale securities     (1,263,709)   (314,114)
Sales of available-for-sale securities            195,306       2,450
Maturities of available-for-sale securities     1,113,086     209,966
Proceeds from asset disposals                      21,516      15,363
Cash acquired from the reconsolidation of The
 Babcock & Wilcox Company                         164,200           -
Other                                              (2,612)     (4,435)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                       197,008     (90,800)
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt                            592           -
Payment of long-term debt                        (237,066)    (12,734)
Issuance of common stock                           17,804      33,792
Payment of debt issuance costs                     (8,654)       (949)
Excess tax benefits from stock-based
 compensation                                      18,126           -
Other                                               1,624       5,382
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES                                      (207,574)     25,491
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH            1,957         (44)
NET INCREASE IN CASH AND CASH EQUIVALENTS         551,056     114,768
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                            19,263     259,319
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD       $570,319    $374,087
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)            $33,212     $21,584
  Income taxes - net                              $17,720     $37,501
----------------------------------------------------------------------




                     McDERMOTT INTERNATIONAL, INC.
        SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION

       Presentation of combined results of operations ASSUMING
 B&W had been reconsolidated with McDermott at the beginning of the respective periods presented

                      Three Months Ended        Nine Months Ended
                         September 30,             September 30,
                      2006         2005        2006          2005
                   ------------ ----------- ------------ -------------
                   (Unaudited; In thousands, except per share amounts)

Revenues            $1,118,260    $871,230   $3,070,364    $2,530,033

Operating Income      $123,158   $(367,477)    $302,505     $(239,881)

Net Income            $101,725   $(213,401)    $203,084      $(91,006)

Diluted Earnings
 Per Share               $0.89      $(1.94)       $1.79        $(0.84)

    CONTACT: McDermott International, Inc.
             Investor Relations & Corporate Communications
             Vice President
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com
             or
             Manager
             Robby Bellamy, 281-870-5165
             rbellamy@mcdermott.com